UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2018

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Menorat Hamaor St. Tel Aviv, Israel	6744832
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 776-6804

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.01, Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 16, 2018, InspireMD, Inc. (the “Company”) received notification (the “Deficiency Letter”) from the NYSE AMERICAN LLC (“NYSE American”) that the Company is not in compliance with certain NYSE American continued listing standards (the “Listing Standards”). This was in addition to our prior disclosed non-compliance with Sections 1003(a)(ii)-(iii) of the NYSE American Company Guide.

The Deficiency Letter states that the Company’s shares of common stock have been selling for a low price per share for a substantial period of time. Pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the NYSE American staff determined that the Company’s continued listing is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which the staff determined to be until July 16, 2018. The Company intends to regain compliance with the Listing Standards by undertaking a measure or measures that are for the best interests of the Company and its stockholders, including potentially effecting a reverse stock split.

The Company filed a definitive proxy statement with the Securities and Exchange Commission on December 26, 2017, with respect to a special meeting of the Company’s stockholders scheduled to be held on February 7, 2018, to consider, among other items, the authorization of the board of directors, in its discretion but prior to the annual meeting of the Company’s stockholders in 2018, to amend the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split of the Company’s common stock at a ratio in the range of 1-for-25 to 1-for-50, such ratio to be determined by the board of directors (the “Reverse Stock Split Proposal”). There can be no assurance that the Company’s stockholders will approve the Reverse Stock Split Proposal. Further, there can be no assurance that the market price of the Company’s new common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of the Company’s common stock outstanding before the reverse stock split, and there is no assurance that the Company’s common stock will not trade at levels viewed as abnormally low for a substantial period of time and lead the NYSE American to immediately suspend trading in our common stock . In the interim, as discussed below, the Company will continue to actively pursue its business in the hopes that such actions will increase stockholder value and raise the price of its common stock. The Company cannot assure that its actions will demonstrate compliance.

The Company’s common stock will continue to be listed on the NYSE American while it attempts to regain compliance with the Listing Standards, subject to the Company’s compliance with other continued listing requirements, as described in prior filings. The Deficiency Letter does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements.

Item 8.01 Other Events.

On January 19, 2018, the Company issued a press release announcing publication of an independent imaging study demonstrating the advantages of CGuardTM EPS in reducing stent plaque prolapse in carotid artery stenting patients and disclosing receipt of the notice from the NYSE American. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated January 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: January 19, 2018	By:	/s/ Craig Shore
	Name:	Craig Shore
	Title:	Chief Financial Officer